UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2004

BP International, Inc.
(Exact name of small business issuer as specified in its charter)

Delaware	95-3937129
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

510 West Arizona Ave, DeLand, FL 32720
(Address of principal executive offices)

Registrant's telephone number including area code: 386.943.6222

(Former name, former address and former fiscal year, if changed since last report.)

Item 2. Acquisition or Disposition of Assets

On May 31, 2004, BP International, Inc. completed the acquisition of 80% of the stock of Telas Olefinas, an affiliated Mexico corporation that operates a fabric knitting plant.

Telas Olefinas the owner of a fabric and material knitting plant located in Mexico at Carretera Estatal Tehuixta-Jojutla De Juarez, No. 3, Morelos C.P. 62915. The plant is a 25,000 square foot facility constructed of concrete block with a metal roof. Knitted fabrics are manufactured at the plant beginning with ray dye pellets. The pellets are fed through an extrusion line to make yarn. The yarn is then run through winders and warpers that feed into five different types of knitting machines. The four major fabric lines manufactured there are fabrics for use in recreational "paintball" competition, tennis windscreen fabric, privacy fencing fabric and BP International's ShadeZone(tm) fabric. The plant is managed by BP International director Wolf D. H. Koch, and has 10 employees. Construction began in the summer of 2001 and operations began in May of 2004. BP International intends to continue the operations of the plant.

In exchange for 80% of the stock of Telas Olefinas, BP International forgave $1,041,552 of loans totaling $1,301,941 that BP International made to Telas Olefinas. Telas Olefinas now remains indebted to BP International in the amount of $260,388. The principle followed in determining the purchase value of Telas Olefinas was as follows. The $1,301,941 in loans made by BP International to Telas Olefinas were loans made to construct Telas Olefinas' physical plant in Mexico and accurately reflects the total construction cost of Telas Olefinas' operations. The directors of both companies determined that such construction costs represented the fair value of Telas Olefinas.

Telas Olefinas is an affiliate of BP International; Telas Olefinas' directors and officers are Larry Ball, Emmett Ball, and Wolf D. H. Koch, who also serve as directors of BP International. Furthermore Wolf D. H. Koch is a 20% owner of Telas Olefinas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BP International, Inc.
June 15, 2004

/s/ Larry Ball
___________________________________________
Larry Ball,
President of BP International, Inc.